Exhibit 99.1

Press Release

TNS, Inc. Announces Second Quarter 2010 Financial Results

• Q2 Revenues of $131 Million; Cash Flow from Operations of $30 Million

• Reduced 2010 Outlook Reflects Impacts of Sales Pipeline Conversion, Customer Implementation Delays, Foreign Exchange

RESTON, Va. — August 2, 2010 —TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported its second quarter 2010 results.

Henry H. Graham, Jr., CEO, commented, “TNS’ second quarter 2010 results were solidly within our range of expectations excluding the effects of foreign currency, severance and integration charges. Our integration of CSG into our Telecommunication Services Division continues to proceed on plan and deliver expected synergies. Financial Services Division results continued to absorb the US financial services industry’s rationalization while it grew at double-digit rates internationally. Our Payments Division’s performance remained solid.”

TNS acquired the Communication Services Group (CSG) on May 1, 2009 and has included its results in the Telecommunication Services Division from that date.  Therefore, second quarter and first half 2010 results are not comparable to those of prior periods.

Total revenue for the second quarter of 2010 increased 7.6% to $131.2 million from second quarter 2009 revenue of $122.0 million.  On a constant dollar basis, revenues for the second quarter of 2010 increased 7.7% to $131.3 million.

Second quarter 2010 GAAP net income increased to $6.5 million, or $0.24 per share, from second quarter 2009 GAAP net income of $0.4 million, or $0.02 per share.  Included in GAAP net income for the second quarter of 2010 was a pre-tax charge of $3.2 million, or $0.07 per share, of accelerated depreciation associated with office and network equipment as part of the CSG integration and a pre-tax charge of $0.5 million, or $0.01 per share, associated with severance.  Included in GAAP net income for second quarter 2009 results were: $1.6 million, or $0.04 per share, of non-recurring acquisition costs, recorded in accordance with the provisions of FASB ASC 805, “Business Combinations;” and the write-off of $1.7 million, or $0.04 per share, in deferred financing fees, a non-cash item, related to the 2007 Credit Facility in connection with the closing of the May 2009 Credit Facility.  Excluding these items and the related tax effects, second quarter 2010 net income was $8.8 million, or $0.33 per share, compared to 2009 net income of $2.5 million, or $0.10 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the second quarter of 2010 increased 12.3% to $35.3 million, or 26.9% of revenue, versus $31.5 million, or 25.8% of revenue, for the second quarter of 2009.  Excluding the abovementioned $0.5 million pre-tax severance charge from second quarter 2010 results and the $1.6 million acquisition-related charge from second quarter 2009 results, EBITDA before stock compensation expense increased 8.2% to $35.8 million, or 27.3% of revenue, from $33.1 million, or 27.1% of revenue.  On a constant dollar basis and excluding the abovementioned charges, EBITDA before stock compensation expense for the second quarter of 2010 increased 8.6% to $35.9 million, or 27.4% of revenue.

Adjusted earnings increased 18.2% to $15.5 million, or $0.58 per share, for the second quarter of 2010 compared to adjusted earnings of $13.1 million, or $0.51 per share, for the second quarter of 2009.  Excluding the above-mentioned $3.7 million in pre-tax charges from second quarter 2010 and the $1.6 million acquisition-related charge from second quarter 2009 results, adjusted earnings increased 27.8% to $18.4 million, or $0.69 per share from $14.4 million, or $0.56 per share.  On a constant dollar basis excluding the pre-tax charges, adjusted earnings for the second quarter of 2010 increased 32.1% to $19.0 million, or $0.71 per share.  Included in second quarter 2010 results is a gain of $2.9 million, or $0.09 per share, primarily related to the revaluation of certain foreign currency denominated assets held by TNS’ Irish subsidiary, representing a gain of $1.5 million, or $0.05 per share, greater than anticipated.  (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures.  See “Financial Measures” below for a discussion of these metrics.)

The table below discloses adjusted earnings and adjusted earnings per share, excluding the charges mentioned above, at currency exchange rates reported for second quarter 2010 and at the 2009 rates.

(In millions, except per share amounts)

	Second Quarter 2010	Second Quarter 2009	% Change	Second Quarter 2010 @ 2009 FX Rates	% Change@ 2009 FX Rates

Revenues	$131.2	$122.0	7.6%	$131.3	7.7%

After tax adjusted earnings	$18.4	$14.4	27.8%	$19.0	32.1%
Adjusted earnings per share	$0.69	$0.56	21.6%	$0.71	25.8%
Shares Outstanding	26.8	25.5	5.1%	26.8	5.1%

Financial Review:

Second Quarter 2010

Second quarter 2010 total revenue increased 7.6% to $131.2 million from second quarter 2009 revenue of $122.0 million. Commencing this year, TNS reports revenue in three global divisions: Payments; Financial Services; and Telecommunication Services.  Revenues generated outside North America, formerly reported as the International Services Division (ISD), are now incorporated into Payments and Financial Services, respectively, and ISD has been eliminated.  Please see historical divisional breakouts in the financial tables in this release.  Included in second quarter 2010 revenue are the following components:

•                  Revenue from the Telecommunication Services Division increased 12.9% to $64.3 million from second quarter 2009 revenue of $56.9 million. Included in revenues were pass-through charges of $7.4 million and $6.3 million for the second quarters of 2010 and 2009, respectively.  Excluding the increase in pass-through charges, revenue increased 12.4%, primarily due to the inclusion of the acquired CSG operations. This increase was partially offset by the following: a decrease of $1.1 million related to the termination of services by TNS’ former caller ID provider which, as previously disclosed, occurred primarily in connection with the CSG acquisition; $0.5 million due to a reduction in volumes in TNS’ payphone fraud and validation service; and $0.4 million related to the loss of a wireless customer that decided to consolidate their services under an alternative provider, as was previously disclosed.

On a sequential basis, revenue from the Telecommunication Services Division decreased $1.2 million to $64.3 million from first quarter 2010 revenue of $65.5 million.  Included in revenues were pass-through charges of $7.4 million and $7.1 million for the second and first quarters of 2010, respectively.  Excluding the increase in pass-through charges, revenues decreased $1.5 million as a result of the following: $0.9 million in anticipated volume reductions and pricing concessions to legacy CSG customers; and $0.7 million from the previously mentioned loss of the wireless customer that consolidated its services under an alternative provider.

Revenue from the Payments Division increased 3.1% to $50.3 million from $48.8 million in second quarter 2009.  Excluding the negative impact of foreign currency translation of $0.2 million, revenues increased $1.7 million on a constant currency basis as follows:

•                  Revenue from the European payments business increased $1.4 million due to a $1.9 million increase related to market share gains which was partially offset by a reduction of $0.4 million due to the loss of an ATM processing customer as previously disclosed.

•                  Revenue from the payments business in Asia Pacific increased $0.2 million due to an increase of $0.6 million associated with increases in payment gateway services revenue, and market share gains in network services of $0.2 million. These increases were partially offset by a decrease of $0.6 million due to the loss by one customer of a significant portion of its business as previously disclosed.

•                  Revenue from the payments business in North America increased $0.1 million due to revenue from an equipment sale of $1.4 million which was partially offset by the following: a decrease of $0.8 million in revenue from TNS’ ATM software product referred to as SONIC, which ceased selling in fourth quarter of 2009; a decrease of $0.5 million due primarily to lower dial transaction volumes and to a lesser extent pricing decreases.

•                  Revenue from the Financial Services Division increased 2.4% to $16.7 million from second quarter 2009 revenue of $16.3 million.  Excluding the positive impact of foreign currency translation of $0.1 million, revenues increased $0.3 million on a constant currency basis.  Revenues from the financial services businesses in Europe and Asia Pacific increased $0.5 million and $0.3 million respectively due to continued expansion of the number of customer endpoints connected to TNS’ network. Revenues from the financial services operations in North America decreased $0.5 million due to the continued rationalization of market data access services.

Second quarter 2010 gross margin decreased 170 basis points to 50.5% from 52.2% in the second quarter of 2009 due primarily to pricing concessions and volume reductions from TSD customers mentioned above and to a lesser extent from increases in our POS dial access rates in the U.S.  This was partially offset by a reduction in our fixed network expense from the continued integration of the legacy CSG network and TNS network.

Financial Outlook

Full Year 2010

TNS has reduced its Full Year 2010 outlook for the following factors relative to its prior outlook:

•                  In the Telecommunication Services Division, longer than expected sales cycles which have led to certain deals taking longer to close and a reduced expectation of the new sales pipeline, estimated to reduce revenue by $11 million. Despite this reduction, TNS expects sequential TSD revenue growth in the second half of this year;

•                  A revised view of the Payments Division’s new sales pipeline in North America, a customer’s delay into early 2011 of its traffic migration onto TNS’ network, and reduced traffic levels in the North American dial business.  These factors combined are estimated to reduce revenue by $7 million;

•                  Continued reductions in Financial Services Division North American customers’ use of market data feeds, estimated to reduce revenue by $3 million; and

•                  Additional impact from foreign currency exchange resulting from recent decreases in the euro, the British pound, and the Australian dollar, estimated to reduce revenue by $6 million.

•                  These revenue impacts taken together result in a revised 2010 revenue outlook range of $521 million to $526 million versus $475 million in 2009 and an outlook range for 2010 adjusted earnings of $64 million to $67 million, or $2.38 to $2.48 per share, versus $57.1 million, or $2.21 per share, for 2009.

Mr. Graham continued, “While we achieved our outlook for the second quarter, it recently became evident that several factors would affect the second half of the year, some of which represent external factors and some of which we had not anticipated that are specific to TNS.  With respect to the latter, after careful review, we have reduced our expectations related to the sales pipeline in all divisions.  Over the course of this year we have made changes to our Payments and TSD sales forces and our TSD product group as part of our effort to capture the opportunities existing in our markets.  In retrospect, while we believe we underestimated the effect that the global environment is having on our customers and their purchasing decisions, we need to improve our sales execution.  We believe we have now taken the necessary and appropriate internal actions to ensure improved execution going forward.

Mr. Graham concluded, “Based on the above factors, we believe our revised 2010 outlook reflects a realistic view of the second half.  We have carefully qualified our sales pipeline in all divisions and included in our projections a view on the timing of deal closings we feel is appropriate to recent experience and market conditions.  The products that we developed over the past two years, including IP-based payments, payment gateway services, wireless roaming and clearing, IP registry services, and foreign exchange-based services, are being well received in our markets, and we believe, even with a reduced outlook for 2010, that we are building a strong platform for 2011.”

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for 2010.  Please note that all figures exclude special charges previously disclosed.

(In millions except per share amounts)

	Full Year	Full Year	%	Prior Full Year
	2010	2009	Change	2010

Revenues	$521 - $526	$475	10% - 11%	$ 545 – 561

After tax adjusted earnings	$64 - $67	$57.1	12% - 17%	$75 - $80
Adjusted earnings per share	$2.38 - $2.48	$2.21	8% - 12%	$2.80 - $2.96
Shares Outstanding	26.9	25.9	4%	26.9

Third Quarter 2010

The table below discloses TNS’ outlook for revenues, adjusted earnings and adjusted earnings per share for the third quarter of 2010.

(In millions, except per share amounts)

	Third Quarter 2010	Third Quarter 2009	% Change

Revenues	$129 - $131	$140	(8)% - (6)%

After tax adjusted earnings	$14 - $15	$16.9	(17)% - (11)%
Adjusted earnings per share	$0.52 - $0.56	$0.65	(20)% - (14)%
Shares Outstanding	26.9	26.1	3%

In accordance with GAAP, during the third quarter, TNS expects to record additional non-cash accelerated depreciation charges of $3.0 million, or $0.09 per share, associated with office and network equipment as part of the CSG integration; this charge is not included in TNS’ outlook.

Dennis L. Randolph, Jr., Executive Vice President and CFO, commented, “During the second quarter, TNS continued to generate strong levels of cash flow from operations, totaling over $58 million for the first half.  We have continued our discipline of early debt pay down, prepaying $15 million in the second quarter and $30 million year to date.  Our integration of CSG remains on track to be substantially complete at the end of the third quarter, with synergy generation proceeding as planned and enhancing our already high level of operating leverage. ”

Non-GAAP Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, TNS presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. A reconciliation of these non-GAAP measures to the closest GAAP financial measure, is presented in the financial tables below under the heading “Reconciliation of Non-GAAP Information”.

EBITDA before stock compensation expense is determined by adding the following items to Net Income, the closest GAAP financial measure: equity in net loss of unconsolidated affiliate, income tax provision, other income (expense), interest expense, depreciation and amortization of property and equipment, amortization of intangibles and stock compensation expense.

Adjusted earnings is determined by adding the following items to Net Income, the closest GAAP financial measure: provision for income taxes, certain non-cash items, including amortization of intangible assets, stock compensation expense and the amortization of debt issuance costs, and the result is tax effected at an assumed long-term tax rate of 20%, which excludes the effect of our net operating losses. The assumed long-term tax rate of 20% takes into consideration the following primary factors: the income generated outside of the U.S. which is taxed at substantially lower rates than U.S. statutory rates; the cash benefit of our tax-deductible amortization of intangible assets and tax-deductible goodwill; and the cash benefit of tax-deductible stock compensation expense.  We present adjusted earnings and related per-share amounts because we believe they provide useful information regarding our operating results in addition to our GAAP measures. We rely on adjusted earnings as the primary measure to review and assess the operating performance of our management team in connection with our executive compensation and bonus plans. We also rely on adjusted earnings as the primary measure of TNS’ earnings exclusive of these certain and other non-cash charges.

We believe that the disclosure of EBITDA before stock compensation expense and adjusted earnings are useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share have limitations as analytical tools, and you should not rely upon them or consider them in isolation or as a substitute for GAAP measures, such as net income and other consolidated income or other cash flows statement data prepared in accordance with GAAP. In addition, these non-GAAP measures may not be comparable to other similarly titled measures of other companies. Because of these limitations, EBITDA before stock compensation expense should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Adjusted earnings and adjusted earnings per share also should not be considered as a replacement for, or a measure that should be used or analyzed in lieu of, net income or net income per share. We attempt to compensate for these limitations by relying primarily upon our GAAP results and using EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share as supplemental information only.

Conference Call

TNS will hold a conference to discuss second quarter 2010 results today, August 2, 2010 at 5:00 p.m. Eastern Time.  The dial-in number for the conference call is 617-614-4076, passcode # 34153192. The call is also being webcast, and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from August 2, 2010, at 8:00 p.m. Eastern Time through August 9, 2010, and can be accessed by dialing 617-801-6888, passcode # 25170276.

About TNS

Transaction Network Services (TNS) is an international data communications company that enables payments, money and voices to move around the world.

TNS’ mission is to enable the world to transact. It does this through a broad range of networking, data communications and value added services, which it provides to many of the world’s leading retailers, banks/processors, telecommunications companies and financial markets.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. Today, TNS has offices throughout the world serving customers in over 40 countries with the ability to provide services in other countries. For further information about TNS, please visit www.tnsi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Similarly, statements herein that describe the company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; uncertainties related to the updated international tax planning strategy implemented by the company; the company’s ability to grow its business domestically and internationally by generating greater transaction volumes, longer than expected sales cycles, customer delays in migration, acquiring new customers or developing new service offerings; fluctuations in the company’s quarterly results because of the seasonal nature of the business and other factors outside of the company’s control, including fluctuations in foreign exchange rates and the continuing impact of the current economic conditions; the company’s ability to identify, execute or effectively integrate acquisitions, including the acquisition of CSG; increases in the prices charged by telecommunication providers for services used by the company; the company’s ability to adapt to changing technology; the Company’s ability to refinance its senior secured credit facility and its ability to borrow funds in amounts sufficient to enable it to service its debt or meet its working capital and capital expenditure requirements; additional costs related to compliance with any Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the company’s annual report on Form 10-K filed with the SEC on March 16, 2010 and in the company’s quarterly report on Form 10-Q filed with the SEC on May 10, 2010.  In addition, the statements in this press release are made as of August 2, 2010.  The company expects that subsequent events or developments will cause its views to change.

The company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to August 2, 2010.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	703-814-8209	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

(tables follow)

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Revenues	$131,199	$121,950	$260,775	$197,217
Operating expenses:
Cost of network services	64,890	58,314	129,331	95,104
Engineering and development	9,106	10,507	18,553	16,914
Selling, general, and administrative	23,215	24,172	49,544	41,928
Depreciation and amortization of property and equipment(1)	13,540	7,994	23,792	13,828
Amortization of intangible assets	8,553	8,153	19,882	13,757
Total operating expenses(2),(3),(4)	119,304	109,140	241,102	181,532

Income from operations	11,895	12,810	19,673	15,685
Interest expense (5)	(5,806)	(11,417)	(11,946)	(12,869)
Other income (expense)	2,973	(284)	5,910	(213)
Income before income taxes, and equity in net loss of unconsolidated affiliate	9,062	1,109	13,637	2,603
Income tax provision	(2,570)	(633)	(5,972)	(2,121)
Equity in net loss of unconsolidated affiliate	—	(23)	(65)	(53)
Net income	6,492	$453	$7,600	$429
Basic and diluted earnings per share:
Basic net income per common share	$0.25	$0.02	$0.29	$0.02
Diluted net income per common share	$0.24	$0.02	$0.28	$0.02
Basic weighted average common shares outstanding	26,129,527	25,228,319	26,092,347	25,177,974
Diluted weighted average common shares outstanding	26,750,800	25,522,433	26,798,421	25,445,218

FOOTNOTES:

(1)   Included in depreciation and amortization of property and equipment for the second quarter of 2010 is $3.2 million of accelerated depreciation, or $0.09 per share, as part of the CSG integration.

(2)   Included in operating expenses in the second quarter of 2010 are pre-tax severance charges of $0.5 million, or $0.03 per share.

(3)   Included in operating expenses for the first half of 2010 were pre-tax severance charges of $1.0 million, or $0.03 per share.

(4)   Included in operating expenses in the second quarter of 2009 are costs relating to the acquisition of CSG of $1.6 million, or $0.04 per share, which were expensed in accordance with FASB ASC 805, Business Combinations.

(5)   Included in interest expense in the second quarter of 2009 is a $1.7 million charge, or $0.04 per share, related to the write off of deferred finance fees on the 2007 credit facility, following the completion of the May 2009 Credit Facility.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,388	$32,480
Accounts receivable, net	83,945	97,840
Other current assets	23,411	32,614
Total current assets	137,744	162,934

Property and equipment, net	122,207	125,596
Goodwill	15,019	14,844
Identifiable intangible assets, net	247,451	268,925
Other assets	31,680	29,147
Total assets	$554,101	$601,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$67,062	$88,009
Deferred revenue	10,087	13,970
Current portion of long — term debt, net of discount (1)	9,234	15,119
Total current liabilities	86,383	117,098

Long-term debt, net of current portion and discount (1)	331,128	354,594
Other liabilities	14,926	8,414
Total liabilities	432,437	480,106

Total stockholders’ equity	121,664	121,340
Total liabilities and stockholders’ equity	$554,101	$601,446

FOOTNOTES:

(1) Reconciliation of long —term debt balance:	6/30/10	12/31/09

Current portion of long-term debt, net of discount	9,234	15,119
Long-term debt, net of current portion and discount	331,128	354,594
	340,362	369,713
Unamortized Original Issue Discount	4,008	4,658
Credit Facility outstanding at June 30, 2010	344,370	374,371

TNS, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net income	$6,492	$453	$7,600	$429
Non-cash items	21,751	24,225	45,917	39,552
Working capital changes	1,183	12,300	3,859	676
Net cash provided by operating activities:	29,426	36,978	57,376	40,657
Purchases of property and equipment, net	(13,173)	(5,313)	(21,142)	(11,136)
Cash paid for business acquisitions, net of cash acquired	(544)	(226,197)	(544)	(226,197)
Net cash used in investing activities:	(13,717)	(231,510)	(21,686)	(237,333)
Proceeds from issuance of long-term debt, net (1)	—	201,612	—	201,612
Proceeds from tax benefits for share-based payments	—	—	—	—
Repayment of long-term debt	(15,000)	(20,000)	(30,000)	(20,000)
Payment of long-term debt financing costs	—	(100)	—	(175)
Proceeds from stock option exercise	960	381	1,898	381
Purchase of treasury stock	(377)	(221)	(2,884)	(812)
Net cash (used in) provided by financing activities:	(14,417)	181,672	(30,986)	181,006
Effect of exchange rates on cash and cash equivalents	(3,261)	958	(6,796)	(55)
Net decrease in cash and cash equivalents	(1,969)	(11,902)	(2,092)	(15,725)
Cash and cash equivalents, beginning of period	32,357	35,028	32,480	38,851
Cash and cash equivalents, end of period	$30,388	$23,126	$30,388	$23,126

FOOTNOTES:

(1)           Reconciliation of proceeds from issuance of long-term debt and May 2009 Credit Facility

Proceeds from issuance of long-term debt	201,612
Original Issue Discount	23,000
Financing fees related to issuance of debt	5,388
May 2009 Credit Facility	230,000

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
EBITDA before stock compensation expense:
Net Income (GAAP)	$6,492	$453	$7,600	$429
Add back the following items:
Equity in net loss of unconsolidated affiliate	—	23	65	53
Provision for income taxes	2,570	633	5,972	2,121
Other income (expense)	(2,973)	284	(5,910)	213
Interest expense	5,806	11,417	11,946	12,869
Depreciation and amortization of property and equipment	13,540	7,994	23,792	13,828
Amortization of intangible assets	8,553	8,153	19,882	13,757
Stock compensation expense	1,354	2,527	3,568	4,532
EBITDA before stock compensation expense(1),(2)	$35,342	$31,484	$66,915	$47,802

Adjusted Earnings:
Net income (GAAP)	$6,492	$453	$7,600	$429
Add provision for income taxes	2,570	633	5,972	2,121
Income before provision for income taxes	9,062	1,086	13,572	2,550

Add back the following items:

Amortization of intangible assets	8,553	8,153	19,882	13,757
Other debt related costs	409	4,632	1,063	4,738
Stock compensation expense	1,354	2,527	3,568	4,532
Adjusted earnings before income taxes	19,378	16,398	38,085	25,577
Income tax provision at 20%	(3,876)	(3,280)	(7,617)	(5,116)
Adjusted earnings(3),(4),(5)	$15,502	$13,118	$30,468	$20,461

Weighted average common shares — diluted	26,750,800	25,522,433	26,798,421	25,445,218
Adjusted earnings per common share — diluted	$0.58	$0.51	$1.14	$0.80

FOOTNOTES:

(1)         Excluding the $0.5 million and $1.0 million in pre-tax severance charges, EBITDA before stock compensation expense for the second quarter and first half of 2010 was $35.8 million and $67.9 million, respectively.

(2)         Excluding the $1.6 million costs related to the acquisition of CSG, EBITDA before stock compensation expense for the second quarter and first half of 2009 was $33.1 million and $49.4 million, respectively.

(3)         Excluding the $0.5 million in severance charges and the $3.2 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the second quarter of 2010 were $18.4 million, or $0.69 per share.

(4)         Excluding the $1.0 million in severance charges and the $3.2 million of accelerated depreciation as part of the CSG integration, adjusted earnings for the first half of 2010 were $33.8 million, or $1.26 per share respectively.

(5)         Excluding the $1.6 million pre-tax charge related to the acquisition of CSG, adjusted earnings for the second quarter and first half of 2009 were $14.4 million, or $0.56 per share, and $21.8 million, or $0.85 per share, respectively.

TNS, Inc.

Divisional Revenue Breakout by Quarter in 2009

(Unaudited)

(In millions)

	Q1	Q2	Q3	Q4	2009
Historical Divisions as reported
POS	$18.0	$19.6	$19.8	$18.7	$76.1
TSD	15.0	56.9	72.4	68.4	212.7
FSD	12.1	12.1	12.0	11.5	47.7
ISD	30.2	33.3	35.9	38.9	138.3
	$75.3	$122.0	$140.1	$137.5	$474.8

ISD Split
POS	$26.4	$29.2	$31.5	$33.7	$120.8
FSD	3.8	4.1	4.4	5.2	17.5

	$30.2	$33.3	$35.9	$38.9	$138.3

2009 Divisional Breakout for 2010 Comparisons

Payments	$44.4	$48.8	$51.3	$52.4	$196.8
Telecommunication Services	15.0	56.9	72.4	68.4	212.7
Financial Services	15.9	16.3	16.4	16.7	65.2

	$75.3	$122.0	$140.1	$137.5	$474.8

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